Exhibit 99.1

Cytori Reports 4th Quarter and Year End Results; Provides Update on Commercialization Progress

San Diego, CA, March 12, 2008 -- Cytori Therapeutics (NASDAQ: CYTX) reports financial results for the year and quarter ended December 31, 2007, reviews 2007 highlights, and provides update on Celution™ System commercialization progress.

“In 2007, we established the foundation for the commercial introduction of the Celution™ System family of products which was our largest priority for the year,” said Christopher J. Calhoun, chief executive officer for Cytori. “As a result, we received our first orders for the Celution™ 800 CRS into the European reconstructive surgery market and commercialization efforts are well underway in Japan for StemSource™ Cell Banks.

“For 2008 we look forward to expanding adoption of the Celution™ 800 and initiating breast reconstruction studies for partial mastectomy defects; receiving the first of multiple StemSource™ orders in Japan by Green Hospital Supply; and advancing our product pipeline. Based on anticipated product orders, we are maintaining our 2008 revenue guidance of $10 million to $12 million.”

Reconstructive Surgery Market Introduction

Cytori received orders for 11 Celution™ 800 Systems in the first quarter of 2008. The Company’s goal for 2008 is to introduce the device to select surgeons and hospitals in Europe and Asia-Pacific to build familiarity with the device ahead of the broader market launch anticipated to follow the completion of the planned clinical studies. Current efforts are being supported by a training facility in Europe, where physicians can observe live cases utilizing the Celution™ 800.

Cytori is planning two European clinical studies for partial mastectomy defect reconstruction.  One study, RESTORE II, will take place at multiple centers. The other, VENUS, will be at a single center in patients with more severe damage from radiation therapy. Trial designs have been completed and Cytori is currently working through final, customary details with participating hospitals and country-specific review process.

Positive results from an investigator initiated study in Japan on partial mastectomy defect reconstruction using the Celution™ System were reported in December 2007. Key findings showed safety, a statistically significant increase in tissue thickness, and 79% patient satisfaction. More importantly, the reported clinical results suggest this novel product is easy to use for surgeons.

StemSource™ Launch

The StemSource™ Cell Bank commercialization efforts are ongoing by Green Hospital Supply, our exclusive cell bank distribution partner in Japan. Green Hospital Supply, with the support of Cytori, is working closely with a targeted selection of large private and academic hospitals to receive the first StemSource™ orders. Regulatory clearance for use of the Celution™ 900 for cell banking was achieved in the fourth quarter of 2007; commercial-scale manufacturing process has been validated; the software application and patient database has been developed; and supply agreements for Cytori-sourced equipment have been finalized.

Product Pipeline

Cytori’s most advanced pipeline product is in cardiovascular disease, for which two double-blind, randomized, dose-escalating, placebo controlled clinical trials are underway in Europe. Our PRECISE trial in patients with chronic heart disease was initiated in the first quarter of 2007 and enrollment is now well into the second of three 12-patient cohorts. The APOLLO trial in heart attack patients was initiated in the fourth quarter of 2007 and enrollment is now well into the first of four 12-patient cohorts. Preclinical progress has been made in other therapeutic applications, including spinal disc disease, and we expect to advance one or more applications into clinical trials in the next six to 18 months.

2007 Financials

Development revenues for the quarter and year ended December 31, 2007 were $25,000 and $5.3 million, respectively, compared to $5.2 million and $6.5 million, respectively, for the same periods in 2006. The majority of these revenues were recognized as performance milestones linked to the Olympus-Cytori Joint Venture were met. 2007 milestones included completion of a pre-clinical study in the second quarter and achieving a development milestone in the third quarter. Development revenues will fluctuate until the remaining $18.7 million in deferred revenue, related party stemming from the Olympus-Cytori Joint Venture is recognized.

Product revenues for the year ended December 31, 2007 were $792,000, compared to $1.5 million for 2006. All of the 2006 and 2007 product revenues came from Cytori’s non-core HYDROSORB™ surgical implant product line, which the Company sold to Kensey Nash Corporation in May 2007 for $3.2 million.

Research and development expenses for the quarter and year ended December 31, 2007 were $5.4 million and $20.0 million, respectively, compared to $5.2 million and $22.0 million, respectively, in the same periods in 2006. Sales and marketing expenses for the quarter and year ended December 31, 2007 were $1.0 million and $2.7 million, respectively, compared to $0.5 million and $2.0 million, respectively, for the same periods in 2006. General and administrative expenses for the quarter and year ended December 31, 2007 were $4.4 million and $14.2 million, respectively, compared to $2.5 million and $12.5 million, respectively, for the same periods in 2006.

Total operating expenses for the year and quarter ended December 31, 2007 increased over the same periods in 2006 due in part to expenses associated with initial setup for Celution™ System manufacturing, accounting and legal expenses, clinical trial costs, and sales and marketing expenses for increased commercialization activities. This was partially offset by a decline in expenses for preclinical studies.

Net loss for the quarter and year ended December 31, 2007 was $10.7 million, or $(0.44) per common share, and $28.7 million, or $(1.25) per common share, respectively, compared to a net loss of $1.9 million, or $(0.10) per common share, and $25.4 million or $(1.53) per common share, respectively, for the same periods in 2006.

Cash, cash equivalents and short term investments were $11.5 million as of December 31, 2007, compared to $12.9 million at the end of 2006. Subsequent to the end of the year, Cytori entered into an equity agreement with Green Hospital Supply, who purchased 2.0 million shares of unregistered Cytori common stock at $6.00 per share. Cytori received a $6.0 million payment for the first million shares on February 29, 2008 and will receive a $6.0 million payment for the second million shares on or before April 30, 2008.

2008 Financial Projections

For 2008, Cytori currently anticipates the following: $10-$12 million in total product revenues; $1.5 million in development revenues; $22-$24 million in research and development expenses; greater sales and marketing expenses compared to 2007 primarily to expanding commercialization activities; and a reduction in general administrative expenses to $10-$12 million.

Management Discussion

Cytori’s management will host a conference call at 10:00 a.m. Eastern Standard Time today to discuss these results and the Company’s outlook for 2008. The audio webcast of the conference call may be accessed under “Events & Webcasts” in the Investor Relations section of the Company’s website at www.cytoritx.com. The webcast will be available live and by replay two hours after the call on the company’s website and archived for 90 days.  A telephone replay will be available for one week.  To access the replay, please call +1 (303) 590-3000 (PIN: 11109084#).

Cytori Therapeutics

Cytori Therapeutics' (NASDAQ:CYTX) goal is to be the global leader in regenerative medicine. The company is dedicated to providing patients with new options for reconstructive surgery, developing treatments for cardiovascular disease, and banking patients' adult stem and regenerative cells. The Celution(TM) 800 System is being introduced in Europe into the reconstructive surgery market while the Celution(TM) 900 System will be launched in Japan for cryopreserving a patient's own stem and regenerative cells. Clinical trials are ongoing in cardiovascular disease and planned for spinal disc degeneration, gastrointestinal disorders, and other unmet medical needs. www.cytoritx.com

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements are subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include our history of operating losses, the need for further financing, regulatory uncertainties regarding the collection and results of, clinical data, dependence on third party performance, and other risks and uncertainties described under the "Risk Factors" in Cytori Therapeutics' Securities and Exchange Commission Filings. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

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Unaudited Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended December 31,		For the Years Ended December 31,
	2007	2006	2007	2006

Product revenues, related party	$—	$363,000	$792,000	$1,451,000

Cost of product revenues	—	293,000	422,000	1,634,000

Gross profit (loss)	—	70,000	370,000	(183,000)

Development revenues:
Development, related party	—	5,222,000	5,158,000	5,905,000
Development	—	3,000	10,000	152,000
Research grants and other	25,000	7,000	89,000	419,000

	25,000	5,232,000	5,257,000	6,476,000
Operating expenses:
Research and development	5,438,000	5,228,000	20,020,000	21,977,000
Sales and marketing	995,000	471,000	2,673,000	2,055,000
General and administrative	4,408,000	2,542,000	14,184,000	12,547,000
Change in fair value of option liabilities	—	(917,000)	100,000	(4,431,000)

Total operating expenses	10,841,000	7,324,000	36,977,000	32,148,000

Operating loss	(10,816,000)	(2,022,000)	(31,350,000)	(25,855,000)

Other income (expense):
Gain on sale of assets	—	—	1,858,000	—
Interest income	181,000	170,000	1,028,000	708,000
Interest expense	(27,000)	(41,000)	(155,000)	(199,000)
Other expense, net	(8,000)	(13,000)	(46,000)	(27,000)
Equity loss from investment in joint venture	(9,000)	(5,000)	(7,000)	(74,000)

Total other income	137,000	111,000	2,678,000	408,000

Net loss	(10,679,000)	(1,911,000)	(28,672,000)	(25,447,000)

Other comprehensive income (loss) - unrealized holding income (loss)	—	35,000	(1,000)	17,000

Comprehensive loss	$(10,679,000)	$(1,876,000)	$(28,673,000)	$(25,430,000)

Basic and diluted net loss per common share	$(0.44)	$(0.10)	$(1.25)	$(1.53)

Basic and diluted weighted average common shares	24,037,980	18,715,967	22,889,250	16,603,550